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                                                                      EXHIBIT 20
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                     AvTEL
                Communications
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130             FOR IMMEDIATE RELEASE     FOR FURTHER INFORMATION CONTACT
Cremona Drive   ---------------------     -------------------------------
Santa Barbara
California                                Mary McCarthy, OPUS Group
93117                                     (310) 440-8600
805-685-0355 tel.
805-685-9685 fax         AvTEL Communications Acquires WestNet Communications
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                Santa Barbara California, February 25, 1997 -- AvTel
          Communications, Inc. (OTC: AVCO) today announced the acquisition of WestNet Communications, Inc., (www.west.net) a rapidly-expanding Ventura, California-based provider of high-speed Internet access, web site development and data warehousing. The terms of the transaction were not disclosed.

                According to James P. Pisani, Chief Operating officer of AvTel, this acquisition will substantially increase AvTel's revenue and customer base as well as further extend its network reach into the business-intensive Southern California markets of Ventura, Thousand Oaks, Westlake Village, Simi Valley, Moorpark and portions of the San Fernando Valley.

                "WestNet's excellent reputation for service and reliability has contributed to its consistent growth in customer base," commented Mr. Pisani. "Individual customers will continue to receive high-quality local access and support, enhanced with new and innovative services, while business and corporate customers gain access to a wide variety of broadband voice and data telecommunications services."

                Howard Tamaroff, former Chief Financial Officer of WestNet, commented, "This is an exciting opportunity for WestNet and its customers. The combined resources of AvTel, its subsidiaries and now WestNet, highlight the evolution of competition in the telecommunications industry. Through this acquisition, increased support and service can be offered to the collective customer base."

                AvTel Communications is a non-facilities based telecommunications carrier that provides a comprehensive array of broadband network services integrating voice, data and video networking solutions for small- to mid-sized business customers. AvTel markets a variety of products and services tailored around its PointStream private-line facilities, Framelink Frame Relay Facilities, and Internet access through its subsidiaries.

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